                                                                  Rule 424(b)(3)
                                                      Registration No. 333-30786

                           PRICING SUPPLEMENT NO. 002
                       TO PROSPECTUS DATED MARCH 17, 2000
                         (As supplemented May 16, 2001)

                            [LOGO OF HEWLETT-PACKARD]

                             HEWLETT-PACKARD COMPANY

                           MEDIUM-TERM NOTES, SERIES A
                    (Due 9 Months or More from Date of Issue)


                                 (Floating Rate)

                           ---------------------------


                                  GENERAL TERMS

Principal Amount: $60,000,000                Trade Date: August 28, 2001

Designation: Floating Rate Medium-Term       Settlement Date:  September 4, 2001
             Notes due September 7, 2004

CUSIP: 42823H AB5                            Maturity Date: September 7, 2004

Form:    [X] Book-Entry  [_] Certificated


                               PAYMENT OF INTEREST

Base Rate: LIBOR (3 month)                   Spread: +15 basis points

Initial Interest Rate:  3.64%                Spread Multiplier: N/A

Minimum Interest Rate: N/A                   Maximum Interest Rate: N/A

Interest Payment Dates: Quarterly;           Interest Reset Dates: Quarterly;
March 7, June 7, September 7 and             March 7, June 7, September 7 and
December 7 of each year, beginning           December 7 of each year beginning
December 7, 2001 (subject to                 December 7, 2001 (subject to
modified following business day              modified following business day
convention)                                  convention)

Interest Determination Date(s):              Method of Calculation:  Actual/360
Two London business days prior to
each Interest Reset Date                     Index Maturity: 3 month

Index Currency:  U.S. dollars                Calculation Agent (if other than
                                             Chase Manhattan Bank and Trust
Designated LIBOR Page: LIBOR                 Company, National Association):
Telerate page 3750

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                                   ISSUE PRICE

Issue Price (as a percentage                                   Commission or Discount (as a
of Principal Amount): 100%                                     percentage of Principal
                                                               Amount):  .14179%

Net Proceeds to Issuer:  99.85821%

                             ORIGINAL ISSUE DISCOUNT

Original Issue Discount Note:    [_] Yes      [X] No

                                    CURRENCY

Specified Currency:

 [X] U.S. Dollars       [_] Other __________

                            REDEMPTION AND REPURCHASE

Redemption Date(s) (including                                  Repurchase Date(s) (including
any applicable regular or                                      any applicable regular or
special record dates): N/A                                     special record dates): N/A


Subject to Tax Redemption by the Company
(including payment of additional amounts):

 [_] Yes      [X] No

                              EXTENSION OF MATURITY

Stated Maturity Extension Option:

 [_] Yes      [X] No

                                   OTHER TERMS

Currency Indexed Note (check if yes): [_]                      Other Terms: None
(if yes, see attachment)

                             ----------------------
Introduction

     This pricing supplement describes a particular issuance of floating rate notes under our Medium-Term Note Program. It adds to or supplements the section entitled "Description of the Notes" in the accompanying prospectus and prospectus supplement by providing specific pricing and other information about the notes issued in this particular transaction. This pricing supplement also amends the prospectus and prospectus supplement to the extent that the description of the notes in this pricing supplement is different from the terms that are set forth in the prospectus and prospectus supplement.

Supplemental Plan of Distribution

     HSBC Securities (USA) Inc. is acting as agent in this transaction for the sale to the public of the notes described herein, in the total principal amount of $60,000,000 at the issue price set forth above.

Dated:  August 31, 2001

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